Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

PRESS RELEASE
For More Information, call: 845-482-4000

Contact: Wayne V. Zanetti, President — CEO	For Release February 12, 2009
Company Press Release
Jeffersonville Bancorp Announces Fourth Quarter and Full Year 2008 Earnings and Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., February 12, 2009 (PRIME NEWSWIRE)—Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today fourth quarter net income of $2,633,000 ($0.63 per share) compared to $869,000 ($0.21 per share) for the fourth quarter of 2007. Earnings for the full year, 2008 were $2,702,000 ($0.64 per share) compared to $4,275,000 ($1.00 per share) for 2007.
Earnings for the fourth quarter of 2008 were bolstered by a tax benefit of $1,908,000 related to the impairment charge the Company took on its investment in FHLMC preferred stock in the third quarter of 2008 which totaled $4,829,000. This reduced net income for the year ended December 31, 2008 by $2,921,000. In the fourth quarter, the Company took an additional impairment charge of $333,000. 2008’s earnings were also positively impacted by a life insurance benefit the Company received in the amount of $1,522,000.
A cash dividend in the amount of thirteen cents ($0.13) on the common stock of the company was declared at the February 10, 2009 meeting of the Board of Directors. The dividend is payable on March 2, 2009 to stockholders of record at the close of business on February 20, 2009.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.